Exhibit (g)A

AMENDMENT NO. 1, DATED AUGUST 6, 2009,
TO THE CUSTODY AGREEMENT DATED MAY 7, 2009 BY AND BETWEEN THE
BANK OF NEW YORK MELLON (THE “CUSTODIAN”) AND EACH SERIES OF THE
CULLEN FUNDS TRUST LISTED ON SCHEDULE II TO THE AGREEMENT (THE
“FUNDS”)

     WHEREAS, the parties wish to amend the Agreement;

     NOW THEREFORE, the Funds and the Custodian hereby agree to amend the Agreement as follows:

Schedule II to the Agreement is replaced with the attached Amended and Restated Schedule II

     IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

EACH FUND LISTED ON SCHEDULE II	THE BANK OF NEW YORK MELLON

By: /s/ Jeff Battaglia	By: /s/ Peter Holland
Name: Jeff Battaglia	Name: Peter Holland
Title: Treasurer	Title: Managing Director

Schedule II
Amended and Restated as of August 6, 2009

Cullen High Dividend Equity Fund, a series of Cullen Funds Trust

Cullen International High Dividend Fund, a series of Cullen Funds Trust

Cullen Small Cap Value Fund, a series of Cullen Funds Trust